UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 12, 2006

TAKE-TWO INTERACTIVE SOFTWARE, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-29230	51-0350842
(State or Other	(Commission	(IRS Employer
Jurisdiction of Incorporation)	File Number)	Identification No.)

622 Broadway, New York, NY	10012
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (646) 536-2842

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On July 12, 2006, a shareholder derivative complaint was filed by Richard Lasky in the United States District Court of the Southern District of New York against Take-Two Interactive Software, Inc. (the “Company”), as nominal defendant, and certain of the Company’s current and former officers and directors. In the complaint, the plaintiff alleges, among other things, that all of the individual defendants violated the anti-fraud provisions of the Securities Exchange Act of 1934 and committed breaches of fiduciary duty, were unjustly enriched and wasted corporate assets. The plaintiff also alleges that certain of the individual defendants violated Section 14(a) of the Exchange Act and sold Company stock while in possession of certain material non-public information. Among other allegations, plaintiff claims that the defendants caused or allowed the Company to issue false and misleading financial statements and press releases regarding the Company’s financial condition and business prospects, caused the Company to repurchase shares of its common stock at inflated prices, failed to disclose material facts in the Company’s proxy statements issued between April 1998 and May 2002 and engaged in improprieties in connection with the issuance of stock options. The complaint seeks unspecified damages against all of the individual defendants, reimbursement from certain of the defendants of bonuses or other incentive or equity based compensation paid to them by the Company during its fiscal year ended October 31, 2003, equitable and other relief relating to the proceeds from certain of the defendants’ alleged improper trading activity in Company stock, adoption of certain corporate governance proposals and recovery of litigation costs.

The Company is reviewing the allegations in the complaint and has referred the complaint to the Company’s Special Litigation Committee consisting of independent board members.

The Company does not intend to file further current reports on Form 8-K describing additional lawsuits, if any, which are based on allegations substantially similar to those contained in the complaint described herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TAKE-TWO INTERACTIVE SOFTWARE, INC. (Registrant)

Date: July 24, 2006	By:	/s/ Karl Winters
Name: Karl Winters Title: Chief Financial Officer